EXHIBIT 99.1

Equity Inns Revises Second Quarter 2002 Earnings Guidance

GERMANTOWN, Tenn--(BUSINESS WIRE)--June 21, 2002--Equity Inns, Inc. (NYSE:ENN), a premier hotel real estate investment trust (REIT), today announced that it is lowering second quarter earnings guidance as a result of higher than expected operating expenses.

Based on current information, the company now estimates that second quarter Funds From Operations (FFO) per share will range from $0.29 to $0.31, compared to the current estimated range of $0.31 to $0.33.

According to management, quarterly expenses increased primarily as a result of increased expenses related to management's effort to maintain market share at the property level. Accordingly, occupancy has remained strong, but operating margins declined slightly resulting in the revised guidance for the quarter. In terms of revenues, although down slightly from last year, Equity Inn's Revenue per Available Room (RevPAR) during the second quarter is in line with management's expectations and above that of the industry. Compared to the same periods for 2001, RevPAR was down 2.7% in April, 3.1% in May, and 2.0% for the first 17 days of June, respectively.

Phillip H. McNeill, Sr., Chief Executive Officer and Chairman of the Board stated, "In an effort to maintain market share in this challenging environment, management has made a concerted effort to preserve our occupancy rate. In order to accomplish this goal, we have seen a slight reduction in operating margins in addition to a slight increase in insurance costs and certain non-recurring operating expenses. As a result, we are taking guidance down slightly to reflect this increase. In terms of RevPAR, we are satisfied with the hotel portfolio's performance quarter to date and remain optimistic that our portfolio will continue to outperform the industry. Going forward, we will review our assumptions for the third and fourth quarters, and address guidance in our second quarter press release scheduled for August 8."

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry.
The company owns 96 hotels with approximately 12,300 rooms located in 34 states. For more information about Equity Inns, visit the company's Web site at www.equityinns.com

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. Such risks and uncertainties include, but are not limited to, the following: the ability of the company to cope with domestic economic and political disruption and Federal and state governmental regulation of war, terrorism, states of emergency or similar activities resulting from the terrorist attacks occurring on September 11, 2001; the ability of the company to successfully implement its operating strategy; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the company. From time to time, these and other risks are discussed in the Company's filings with the Securities and Exchange Commission.